Exhibit 99.1

Duke Energy Florida

2013 Settlement Agreement Summary

On August 1, 2013, Duke Energy Florida (the “Company”) filed a Revised and Restated Stipulation and Settlement Agreement (“2013 Settlement”) dated August 1, 2013, with the Florida Public Service Commission (“FPSC”). This Agreement replaces the previous Stipulation and Settlement Agreement (“2012 Settlement”) dated January 20, 2012 that was approved by the FPSC in February 2012 (Docket No. 120022-EI). Parties to 2013 Settlement (filed under Docket No. 130009-El) include the Company, the Office of Public Counsel (“OPC”), the Florida Industrial Power Users Group (“FIPUG”), the Florida Retail Federation (“FRF”), and White Springs Agricultural Chemicals, Inc. (collectively referenced as the “Parties”). The Parties to the 2013 Settlement exclude the Federal Executive Agencies (“FEA”), Seminole Electric Cooperative, Inc. (“SECI”), a joint-owner in the Crystal River Unit 3 Nuclear Plant (“CR-3”), and the Florida Municipal Power Agency (“FMPA”), who represents the other joint-owners in CR-3. FEA has agreed to not oppose the 2013 Settlement.

The 2013 Settlement contains provisions related to CR-3, the proposed Levy County nuclear project, the Crystal River 1 and 2 coal units, and future generation needs in Florida.

Key Provisions of 2013 Settlement

Crystal River Unit 3

•                  Addresses issues relating to (1) the company’s decision to retire CR-3, (2) the acceptance of the Nuclear Electric Insurance Limited (NEIL) mediator’s proposal, (3) the components of the carrying investment in CR-3 to be recovered in customer rates, and (4) costs for CR-3 repairs incurred from February 2012 to the date of the 2013 Settlement.

•                  The Company will write-off $295 million of the CR-3 carrying investment.

•                  Charge to be recognized in Q2 2013 as a “special item” (excluded from adjusted diluted earnings per share, or “EPS”).

•                  The Company will accelerate cash recovery of $135 million from retail customers of the CR-3 regulatory asset in 2014-2016 ($38 million in 2014; $38 million in 2015; $59 million in 2016).

•                  The 2012 Settlement allowed recovery of the CR-3 regulatory asset beginning in 2017.

•                  The Company is permitted to begin recovery of the remaining CR-3 regulatory asset (up to a cap of $1.466 billion(2)(3)) from retail customers upon the earlier of (1) full recovery of the uncollected Levy Nuclear Project investment or (2) the beginning of 2017.

•                  Recovery will continue for 20 years.

•                  Certain future costs (e.g., building stabilization, salvage value of equipment, etc.) are subject to prudence review

•                  The CR-3 regulatory asset is approximately $1.2 billion(1) as of 6/30/2013.

(1)	Amount excludes dry cask storage facility costs of ~$50M and the CR-3 extended power uprate investment of ~$270M as of 6/30/2013, which are recoverable through other mechanisms.
(2)	Subject to limited prudency reviews, as outlined in the agreement.
(3)

Cap excludes dry cask storage facility costs and the CR-3 extended power uprate investment of ~$270M. CR-3 extended power uprate investmets are recoverable through the Nuclear Cost Recovery Clause (NCRC) from 2013-19. Dry cask storage facility costs, if selected as the method of spent fuel storage, will be determined in a future proceeding and recovered independently of the Cap amount. Cap amount is subject to adjustment to reflect additional costs due to events of force majeure.

Levy Nuclear Project

•                  Retains the 2012 Settlement provision which allows for full recovery of ~$350 million of retail project costs within five years (2013-17).

•                  Any EPC contract termination cost and salvage value of equipment is subject to future FPSC review.

•                  Duke Energy Florida will be terminating the Engineering, Procurement, and Construction (EPC) contract for the Levy nuclear project.

•                  EPC was based on receiving the combined construction and operating license (COL) by January 1, 2014.

•                  Duke Energy Florida will continue efforts to obtain the COL.

•                  The Company is able to seek recovery of COL related costs incurred in 2014 and beyond in a future rate proceeding upon the in-service of any new nuclear plant.

•                  If the Company, at its own discretion, decides to not pursue the COL prior to March 31, 2015, its Florida retail customers will receive $10 million in fuel refunds.

•                  Duke Energy Florida will cease amortization of the wholesale allocation of Levy Nuclear spending against retail rates and will write-off the remaining wholesale investment (~$65 million pretax).

•                  Charge to be recognized in Q2 2013 as a “special item” (excluded from adjusted diluted EPS).

Crystal River 1 and 2

•                  In the event the Company decides to retire the Crystal River 1 and 2 units (“CR 1 and 2”) in order to comply with environmental regulations, the company is permitted to:

•                  Continue to recover normal annual depreciation expense for CR 1 and 2 through the end of 2020.

•                  Recover any remaining net book value in 2021.

Other

•                  New Generation

•                  Subject to a determination of need from the FPSC and a prudence review of investment cost, Duke Energy Florida is permitted to:

•                  Recover prudently incurred costs to construct, acquire or uprate existing generation of up to 1,150 megawatts of capacity prior to the end of 2017.

•                  Establish a Generation Base Rate Adjustment (GBRA) to recover additional new generation needs in 2018 of up to 1,800 megawatts.

•                  Permits recovery of all prudently incurred investments for the above new generation in customer rates (upon the in-service date) without a general rate case (“GRC”).

•                  Customer rates are to be based upon a 10.5 percent return on equity and the most recent capital structure from the Company’s periodic surveillance reports.

•                  The Company agrees to a two-year extension of the base rate freeze provision through the end of 2018. The Company is able to file for a GRC in the event the Company’s earned ROE falls below 9.5%.

As a result of the provisions of the 2013 Settlement, the company will recognize pretax charges of approximately $360 million in the second quarter 2013. These non-cash charges will be treated as special items and, therefore, excluded from Duke Energy’s adjusted diluted EPS.

The 2013 Settlement does not significantly impact Duke Energy Florida’s credit metrics.

The 2013 Settlement is subject to the review and approval of the FPSC, which is expected by the end of 2013.

Financial Implications by Year

Pretax Cash
	Pretax Earnings						Flows (5)
Settlement Provision	2013		2014		2015		2014- 2016	2017

Impacts of Investment Write-off (1) (2)	$(295M	)	$(15M	)	$(15M	)		$(40M	)

Impacts of Accelerated Cash Recovery (3)			$15M		$15M		$135M	$(10M	)

Levy Wholesale Write-off (1) (4)	$(65M	)

(1)                                        Write-off to be recognized in Q2 2013. This charge will be treated as a special item and, therefore, excluded from adjusted diluted EPS.

(2)                                        As a result of the write-off in 2013, earnings are slightly impacted in 2014 and 2015 due to reduced returns (at a pre-tax debt return of ~5.4%) on the CR-3 regulatory asset. Pretax cash flow impacts due to reduced recovery of depreciation expense and return on investment (pre-tax WACC of ~6%) on the write-off amount.

(3)                                        Acceleration of cash flows allows for the recognition of an equity return on a portion of the CR-3 investment (based upon 70% of the prevailing ROE of 10.5%) beginning in 2014.

(4)                                       2012 Settlement allowed Duke Energy Florida to amortize the wholesale-allocated Levy nuclear spending by end of 2016; As a result of 2013 Settlement voiding this provision, the company will write-off the remaining wholesale investment (~$65 million pretax).

(5)                                        Pretax cash flows directly resulting from the 2013 Settlement. Excludes any cash flow impacts of NEIL recovery for customers and new generation investments.

Other Provisions of 2013 Settlement Retained from 2012 Settlement

CR-3 Uprate Project	• Allows for continued recovery of project carrying costs through Nuclear Cost Recovery Rider (from January 1, 2013 through December 31, 2019)
Base Rates	• Revenue requirement increase of $150 million (net of impact of removing CR3 from rate base) implemented on January 1, 2013 • Allowed return on equity of 9.5% to 11.5% (midpoint of 10.5%)
Replacement Fuel and Purchased Power	• Provides total refunds to customers of $388 million in fuel and purchased power costs from 2013 to 2016 • 2013 - $129 million • 2014 - $139 million • 2015 - $50 million • 2016 - $70 million
Levy Nuclear Plant

• Parties to the Regulatory Settlement agree to allow full recovery of all costs, or approximately $350 million (including EPC cancellation costs), beginning January 1, 2013 through December 31, 2017

•    Amounts collected subject to prudence review of wind-down activities and EPC termination costs through the NCRC.

CR-3 Background

•                  CR-3 is located in Citrus County, Florida and went into service in March 1977.  The Crystal River Energy Complex includes the nuclear facility and four coal-fired generating units.  The complex is the largest complex on Duke Energy Florida’s system. The Company owns 91.8% of the CR-3 plant.  Eight municipal electric utilities and one electric cooperative collectively own the remaining 8.2% of CR-3.

•                  In September 2009, CR-3 began an outage for normal refueling and maintenance as well as an uprate project to increase its generating capability and to replace two steam generators.  During preparations to replace the steam generators, workers discovered a delamination (or separation) within the concrete on the periphery of the building, which resulted in an extension of the outage.  After analysis, it was determined that the concrete delamination at CR-3 was caused by redistribution of stresses in the containment wall that occurred when an opening was created to accommodate the replacement of the unit’s steam generators.

•                  During the FPSC’s 2010 fuel and purchased power cost recovery docket, the Company filed a motion to create a separate docket to investigate the prudence and reasonableness of the Company’s actions concerning the delamination and to review the prudence of its resulting fuel and purchased power replacement costs associated with the extended outage (“CR-3 Outage Examination Review”). In November 2010, the Company’s motion was granted and Docket 100437-EI was opened by the FPSC.

•                  In March 2011, the work to return the plant to service was suspended after monitoring equipment identified a new delamination that occurred in a different section of the outer wall after the repair work was completed and during the late stages of retensioning the containment building.  CR-3 remained out of service while the Company conducted an engineering analysis and review of the new delamination and evaluated possible repair options.

•                  In June 2011, Duke Energy Florida selected a vendor that would be engaged to complete the repair of CR-3 should the choice to repair be made.  Based on an analysis of possible repair options performed by outside engineering consultants, the Company selected an option, which would entail systematically removing and replacing concrete in substantial portions of the containment structure walls.  The preliminary cost and duration was estimated at $900 million to $1.3 billion and 30 months, respectively.

•                  In August 2011, the presiding officer in the CR-3 Outage Examination Review ordered that the docket be divided into three phases to aid the FPSC in reviewing all issues in a timely manner. Phase 1 included a review of the prudence of all decisions and activities leading up to the 2009 delamination. Phase 2 ultimately included a review of the prudence of the Company’s decision to retire (and not repair) CR-3. Phase 3 ultimately included a review of the prudence of the actions to repair the 2009 delamination through final disposition of plant.

•                  In February 2012, the FPSC approved a comprehensive settlement agreement (the “2012 Settlement”) among the company, Florida Office of Public Counsel (OPC) and other customer advocates.

•                 In March 2012, Duke Energy commissioned an independent review team led by Zapata Incorporated (Zapata) to review and assess the Company’s CR-3 repair plan, including the repair scope, risks, costs and schedule.  In its final report, Zapata found that the repair scope appeared to be technically feasible, but that there were significant risks that would need to be addressed regarding the approach, construction methodology, scheduling and licensing.  Zapata performed four separate analyses of the estimated project cost and schedule to repair CR-3, with estimates for costs ranging from $1.49 billion to $3.43 billion and project duration of ranging from 31 months to 96 months.

•                  In February 2013, Duke Energy announced its intention to retire CR-3 and a resolution of the company’s coverage claims with NEIL through a mediation process. Later in February following the retirement announcement, the presiding officer in the CR-3 Outage Examination Review established a schedule for the FPSC to review the remaining two phases (Phase 2 and Phase 3) of Docket 100437-EI (Phase 1 was closed as a result of the 2012 Settlement).

•                  In August 2013, Duke Energy Florida, OPC and the other customer advocates filed a Revised and Restated Stipulation and Settlement Agreement (“2013 Settlement”) dated August 1, 2013, with the FPSC.